EXHIBIT 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     As independent certified public accountants, we hereby consent to the incorporation of our reports included in this Form l0-K, into the Company's previously filed Registration Statements on Form S-3 (Nos. 33-7758, 33-37982, 333-00371, 333-01441 and 333-19803) and in the Registration Statements on Form S-8 (Nos. 33-6229, 33-72798 and 333-10363).

ARTHUR ANDERSEN LLP

Miami, Florida,
   March 30, 1998.